UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ASA Gold and Precious Metals Limited

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a–6(i)(1) and 0–11.

☐	Fee paid previously with preliminary materials.

Thoughtful Money Interview with Adam Taggart

Adam Taggart:

Now to get to the final closing point which is, as I understand this, and I’m going to let you guys educate me and the viewers here at the same time, as I said earlier, funds like yours play an important role in basically keeping, in fostering this sector by providing capital at this critical level to get people from tiny to sustainable. But it’s not easy. I mean, not only is it not easy because investing is hard and not every company you back is a winner, but there’s stuff that’s happening in the industry that is putting the industry itself at a certain risk. Axel, maybe we can start with you. Do you want to share with folks what you guys are dealing with right now?

Axel Merk:

Yeah. So just for context, we manage currently about 1.3 billion in gold and gold mining. And on the gold mining side, we manage a closed-end fund, ASA Gold and Precious Metals Limited. It trades on the New York Stock Exchange symbol ASA. And as of when we’re talking, it has 390 million in assets under management. Because it’s been volatile, who knows by the time you publish it where we will be. But I indicated earlier that this fund is what’s called a closed-end fund, which means we don’t have daily inflows and outflows, yet you can trade at any minute the New York Stock Exchange is open, which means it trades not at the net asset value, which an ETF would, because there’s no natural arbitrage mechanism as you’d have in GDX or your favorite S&P 500 index funds.

And so ASA, like most closed-end funds, tends to trade at a discount. And it doesn’t really matter for many investors because they buy at a discount, they sell at a discount. ASA was founded, by the way, in 1958, so it’s been around for a while. It was founded in the time in South Africa because people couldn’t invest in gold in the US. Was reincorporated in Bermuda in 2004. Peter started managing it in the beginning of April of 2019. And we repositioned it into a fund that invests rather in large cap index having type of nature into the small cap space. And so what has happened is that these closed-end funds sometimes attract so-called activist investors that don’t really care about gold, but they do care about that discrepancy between the market price and the net asset value. And they have a toolbox that with which they try to quote, unquote, “Capture the discount, close the discount.”

And without getting into too much detail, the challenge that these tools have is that, for ASA, they’re not particularly suitable. And one of the more obvious ones is that sometimes these funds have a tender offer, say, “Okay, whoever wants to give their shares back can get back at NAV.” Well, the problem with that is the underlying portfolio has to be sold when you invest in these very illiquid mining companies. Especially if it’s known in the market that somebody will be selling, there can be significant pricing pressure. On the upside, by the way, when these funds trade at, say, a 15% or so discount, this fund can move 10% in a week. So without depleting the assets of this fund, this could happen. What we think might happen to just cut to the chase of it, if you go through the various things that one can do to address concerns of an activist, we believe that the activists that we have will come to the conclusion that none of these things are working, and then they’ll try to liquidate this product.

And the few problems with that is, the first one is that we believe that most investors in this fund actually like what we do in the product and would like this to continue to be the case for many years to come. The other one is, of course, when you liquidate it, you have the same issue that you may not be able to sell at a good price. And so we have a shareholder meeting coming up on April 26th where we are asking investors that are in the fund to make sure that they vote with the management. We actually think that we will prevail. It’s very important, though, that everybody votes because the strength of the vote matters. These activists have a lot of capital and they may stick around. Whereas if we can send them a strong message, then they might look for other pastures. I’ll stop here. There’s a lot more. We can talk many hours about this topic.

Adam Taggart:

Okay, yeah.

Axel Merk:

Yeah.

Adam Taggart:

So just to help people understand, I’m going to make an analogy. You can tell me if it’s near the mark or not. But it’s like you guys have this factory and the factory makes mining companies. And over time, you think the factory is going to produce a lot of value over time. And you’re doing a good job right now managing the factory. You’ve had this party come along that is basically saying, “Hey...” I’m guessing they’ve bought a certain percent stake in the fund or whatever to be able to push things around a bit.

They’re saying, “Well, hey, there’s this discount in the near-term where we could basically just shut the factory down, sell it for parts, and we as the activist investor will walk away with more money than we put in.” And that’s good for us, the activist investor, but it has killed the factory. All the future value of the factory could have produced, not going to happen here. So it feels... And I understand how this happens in corporate America all the time. I’m familiar with it. I’ve worked for companies where an investor would come in and do this, has happened before. But am I capturing the spirit of sort of what’s going on there?

Axel Merk:

Yes, I think definitely. And especially also translating this to the corporate world, in many ways, closed-end funds are more vulnerable than the corporate world. There are several rules that are stacked against closed-end funds. That activist has about 15%, 16%. And many people don’t vote. I mean, who of your audience is voting the sort of things that come in the mail? Most of the stuff gets thrown away. So these proxy ballots-

Adam Taggart:

I get a lot of them. I’d never vote, yeah.

Axel Merk:

Yeah. Exactly, because proxy ballots tend to get very expensive. Also, one of the things that happens is one of our, just as an example, I don’t want to name any names, but we have an investment advisor that loves what we do. They have a lot of investors that invest in the fund through them. But as part of their policy, they’re not voting the shares of those investors. Now, part of it is, and I’m not going to put words into their mouth, but it’s work. If you delegate it to the investor, then there’s only liability that you have if you vote those shares. So they’re just not voting those shares. And many of the retail investors that are underlying investors, it’s very difficult to reach them. And then conversely, of course, you have some people that never look at their statements and whatnot. Also, when you have one of these contested proxies, what happens is that the activist and we send out separate proxy cards. Whichever card you vote last counts, and it throws away the previously voted card.

Adam Taggart:

Previous one.

Axel Merk:

And so let’s say somebody doesn’t like the activist, and then they vote on the activist card against the activist. Well, if they’ve previously voted for us in our card, it throws away that vote. And so it’s these quirks in the system that make it very, very difficult for the company to succeed and much easier for the activist to have a disproportionate influence, even if they have a fairly moderate stake. And of course, here again, this is a company founded in 1958. We have many investors that have been in the fund for decades, others that have come around since we’re started managing the fund. And I think I don’t need to tell anybody anything. Most investors cannot access the sort of opportunities in which we invest in. And I’m not saying that everybody should invest in those things because it’s a unique risk profile. But if you want to invest in that space, our vehicle is one of the few publicly available vehicles that provides access in that.

Indeed, it’s the only one in this particular format. It’s all about impossible to access that as a retail investor otherwise. And again, it doesn’t mean that it’s suitable for every retail investor. It’s very volatile. But it is something that, for certain types of investors, is the right thing. And those investors that do it, we as the management, and I’m also on the board, the board believes that all the shareholders should be asked what they want to do rather than an activist only. And by the way, to just, I didn’t mention it earlier, when this activist first showed up, we reached out to them just as we reach out to all the investors. They didn’t engage. They didn’t have any requests, any demands. And so one day they come and say, “Hey, let’s pick out that board and we’ll do something different.” And unfortunately, that is not a good basis for discussion, and it makes this dire ordeal rather expensive.

Adam Taggart:

Okay. Well, I’m sorry you’re going through this. I’m taking away from this, I’m sure you’re limited in what you can say, but I’m taking away from this that that’s sort of like this ecosystem of precious metals mining investing, especially on the retail side, is sort of under threat here at this point in time. Because obviously, if what you guys do gets dismantled, as you just said, there’s not many people doing this. And the industry itself suffers and investors have fewer choices and companies that might otherwise make it may not. So my big question to you is, so people that are watching here, if they’re motivated by this, I mean, obviously if you’re an ASA shareholder you’ve definitely got a direct stake in this, so they’re motivated. But I think anybody who just cares about the ability to invest and have this space continue to grow and strengthen, it just spells opportunity for all the reasons that we were just talking about 10 minutes ago. So yeah, let’s start with the ASA investor and then just the general viewer. What can people do if they want to vote their position here?

Axel Merk:

Sure. Well, I mean, three types of investors, so to speak. So clearly those who have been investors, absolutely please vote. Then we’re not selling any shares. There’s nothing going to be issued. But if there is a chance that the activist is not walking away, and so if somebody thinks there’s an opportunity now, in a year from now there may be another vote. And so being an investor in a year from now is also helpful. But as you I think point out here, this is much bigger than ASA is. This is the industry that suffers as well. And so anybody who has an interest and a stake in this industry, I would very much encourage to have them spread the word and have people who are supportive reach out to us. And of course, I mean, shareholders, by the way, who have other views, we welcome them to reach out to us as well. We want to hear from all the shareholders.

But as far as helping this industry, reach out to us and spreading the word on what’s happening here with ASA, I think, is very helpful because we need to... A lot of investors are very passive, just as they like to buy index funds. Just as you can’t just produce an electric car out of nothing, you need to mine the stuff out of the ground, you can’t just create a mining company out of nothing. And so if you don’t, and even if you’re just interested in keeping inflation low, having more mining capacity helps inflation low in different segments of this economy. So having a greater awareness of the sort of stuff that happens behind the scene, I think it’s hugely helpful. But maybe, Peter, do you want to add anything to that?

Peter Maletis:

No, I think you made a good case for what we do and how to support us.

James Holman:

Yeah. No, I’ll-

Adam Taggart:

All right. Go ahead.

James Holman:

So I’ll add it’s a pretty unique structure in the space in that I partially joined the fund because of the structure. It’s a close-end fund, so we don’t have capital going in and out. And I had worked at a very large mutual fund before that where we were more subject to flows and it very much hamstrung how we were able to invest. And so this format enables us to invest in these companies and be good stewards of capital and being able to hang through the hard times and being able to fund companies through more difficult times. And then we also have more structures available for us to invest in as well. So I think that it’s a very unique structure for doing this. And there’s not many investors out there that have these capacities. And so yeah, we think we play a vital role and we think that we are able to generate really outside returns because of that, because we’re not competing against a lot of capital either.

Peter Maletis:

And I will add that I think we’re able to be more thoughtful, more strategic in how we invest relative to-

Axel Merk:

Yeah.

Peter Maletis:

... the way we used to in some of the other places.

Axel Merk:

And to maybe round this out just a little bit, we are passionate about this space. And we these days, we used to do a lot on the currency side, we are these days a hundred percent focused on gold and gold mining. Both Peter and Jamie came from shops that had many other products. And gold is just different. The risk profile is different. It’s countercyclical. And you need to have the right mindset. We have risk meetings that we can tailor to the space. And Peter and Jamie were sitting through risk meetings in their shops and talked to their colleagues that use risk metrics that are just not applicable to the space.

And so by being able to tailor the opportunity profile, the risk profile to the space, we think that there is an amazing opportunity. Now, obviously this doesn’t mean, again, that these gold miners will go up every day. Quite the contrary. There will be times when there will be severe downdrafts. But this unique risk profile also allows the sort of diversification that you can’t get easily otherwise. If you think we might get a hard landing, but maybe you’re not quite sure. With a fairly small allocation to ASA, you can get quite a bit of diversification because of the risk profile that the fund has.

Adam Taggart:

All right. Well, we will wrap it up there. Gentlemen, I want to wish you all the best with your ongoing fight there.

James Holman:

Thank you.

Adam Taggart:

I sincerely hope you get the outcome that you want. I hope that any motivated viewer here takes whichever appropriate step that you laid out there, Axel, to vote their conscience and express their support however they want to for this industry. All right. Normally, I’d ask you to tell people where to go follow you and whatnot, but I think your list there of things that people could do is the right list of action items for folks to consider here. Just as we wrap up, folks, here, if you’ve enjoyed this great discussion about the whole precious metals complex and the inside baseball that the team here just shared with us, please let them know by hitting the like button and clicking on the red subscribe button below.

I’m going to bypass my normal list of housekeeping here at the end just to wrap it up and make sure folks keep their eyes on the prize in terms of what actions they should take. I just want to say if folks are considering investing in precious metals mining companies, in addition to looking at ASA because the space is so volatile and all the other caveats that we put in here. Especially if you don’t have any prior experience investing in this space, especially if you’re going to be investing in specific companies, highly recommend you do so under the guidance of a professional financial advisor. And I won’t give the same long spiel I give every week, but just say if you don’t have a good financial advisor to talk to about that, consider talking to one of the ones that Thoughtful Money endorses. And to do that, you can set up a free consultation by going to thoughtfulmoney.com. Axel, I’ll let you have the last word here.

Axel Merk:

No. Thanks for doing this. Usually, I send people to merkinvestments.com, have them follow me on Twitter. asaltd.com is actually the ASA website that has a lot of in-depth coverage on this. We do have a newsletter to sign up for and all that. But otherwise, yes, I mean, we are very excited about this space. And thank you so much for having us. This has been great.

Adam Taggart:

Axel, Jamie, Peter, real pleasure to be with you guys. Thanks so much for sharing all your expertise. Axel, we’ll see you soon again with the next FOMC meeting.

Axel Merk:

Yep.

James Holman:

Thanks a ton.

Peter Maletis:

Thanks for your time.

Adam Taggart:

All right, gentlemen, thank you. Everybody else, thanks so much for watching.